December 2007 Pricing Sheet dated December 21, 2007 relating to Preliminary Terms No. 450 dated December 3, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
S T R U C T U R E D  I N V E S T M E N T S
Opportunities in Equities
Callable Capital Protected Notes due December 31, 2012
Based on the Value of a Global Basket of Three Equity Indices
PRICING TERMS – DECEMBER 21, 2007
Issuer:	Morgan Stanley
Aggregate principal amount:	$2,200,000
Issue price:	$10 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$10 per note
Pricing date:	December 21, 2007
Original issue date:	December 31, 2007 (5 business days after the pricing date)
Maturity date:	December 31, 2012
Interest:	None
Basket:	Basket Indices	Bloomberg Ticker Symbol	Weighting	Index Closing Value on Basket Setting Date	Multiplier
	Dow Jones Euro STOXX 50® Index (the “Euro STOXX 50 Index”)	SX5E	33.3333%	4,404.61	0.000756782
	S&P 500® Index	SPX	33.3333%	1,484.46	0.002245483
	Nikkei 225 Index	NKY	33.3333%	15,552.59	0.000214326
Principal protection:	100%
Issuer call right:	Quarterly. Beginning on December 30, 2009, we have the right to call the notes for the redemption prices set forth below.
Call notice date:	If we elect to call the notes, at least 5 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	September 25, 2012 (5 calendar days prior to the last call date)
Redemption price:	Call Date:	Redemption Price:	Call Date:	Redemption Price:
	December 30, 2009	$11.60	June 30, 2011	$12.80
	March 30, 2010	$11.80	September 30, 2011	$13.00
	June 30, 2010	$12.00	December 30, 2011	$13.20
	September 30, 2010	$12.20	March 30, 2012	$13.40
	December 30, 2010	$12.40	June 30, 2012	$13.60
	March 30, 2011	$12.60	September 30, 2012	$13.80
Payment at maturity:	If the notes have not previously been called by us, the payment at maturity per $10 stated principal amount of notes will equal: $10 + supplemental redemption amount, if any
Supplemental redemption amount:	(i) $10 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0
Index percent change:	(final index value – initial index value) / initial index value
Participation rate:	100%
Initial index value:	10, which is the sum of the products of the index closing value and multiplier for each basket index, each as determined on the applicable basket setting date, as set forth under “Basket” above
Final index value:	The basket closing value on the determination date
Basket closing value:	The sum of the products of the index closing value and multiplier for each basket index
Determination date:	December 27, 2012, subject to adjustment for certain market disruption events
Basket setting date:
With respect to the S&P 500 Index, the pricing date.
With respect to the Euro STOXX 50 Index and the Nikkei 225 Index, the index business day for such basket index immediately following the pricing date.

CUSIP:	61747W794
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$10	$0.275	$9.725
Total	$2,200,000	$60,500	$2,139,500
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of the notes purchased by that investor.  The lowest price payable by an investor is $9.90 per note.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for capital protected notes.

“Dow Jones EuroStoxx 50” and “Stoxx” are registered trademarks of STOXX Limited and have been licensed for use by Morgan Stanley. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc . and have been licensed for use by Morgan Stanley. As of the issue date of the notes, we will have received the consent of Nikkei Inc., the publisher of the Nikkei 225 Index, to use and refer to the Nikkei 225 Index in connection with the notes.  Nikkei Inc. has the copyright to the Nikkei 225 Index.  All rights to the Nikkei 225 Index are owned by Nikkei Inc.  The notes are not sponsored, endorsed, sold or promoted by any of the foregoing index publishers, and the index publishers make no representation regarding the advisability of investing in the notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 450 dated December 3, 2007
Amendment No. 1 to Prospectus Supplement for Capital Protected Notes dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.